As filed with the Securities and Exchange Commission on August 15, 2005.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DATATRAK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	34-1685364

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6150 Parkland Boulevard
Mayfield Heights, Ohio 44124
(440) 443-0082
(Address of Principal Executive Offices, including Zip Code)

DATATRAK International, Inc.
2005 Omnibus Equity Plan
(Full Title of the Plan)

Copy to:
Jeffrey A. Green	Thomas F. McKee, Esq.
Chief Executive Officer and President	Calfee, Halter & Griswold LLP
DATATRAK International, Inc.	1400 McDonald Investment Center
6150 Parkland Boulevard	800 Superior Avenue
Mayfield Heights, Ohio 44124	Cleveland, Ohio 44114
(440) 443-0082	(216) 622-8200
(Name, address and telephone number, including area code, of agents for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (2)	Share (3)	Price (3)	Registration Fee
Common Shares, without par value (1)	350,000	$16.81	$5,883,500.00	$692.49

(1)	Includes rights to purchase common shares, without par value (the “Common Shares”) of DATATRAK International, Inc. (the “Company”) under the Company’s Rights Agreement, dated September 2, 1997, between the Company and National City Bank, as Rights Agent, that prior to the occurrence of certain events, will not be exercisable or evidenced separately from the shares of Common Shares.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional Common Shares which may be issued or become issuable under the terms of the Registrant’s 2005 Omnibus Equity Plan, as amended (the “Plan”), in order to prevent dilution resulting from any stock split, stock dividend, or similar transaction.

(3)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the Common Shares of DATATRAK International, Inc. reported on The Nasdaq Stock Market on August 11, 2005, within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents heretofore filed by DATATRAK International, Inc. (the “Company”), with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(ii)	The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended each of March 31, 2005 and June 30, 2005, respectively;

(iii)	The Company’s Current Report on Form 8-K filed with the Commission on July 28, 2005;

(iv)	The description of the Company’s common shares, without par value (the “Common Shares”) as provided in the Company’s Form 8-A filed with the Commission on May 10, 1996; and

(v)	The description of the rights to purchase Common Shares as provided in the Company’s Form 8-A filed with the Commission on September 19, 1997.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, other than the portions of such documents that by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     Any statement contained in documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     A description of the Common Shares is incorporated herein by reference. See Item 3.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. Ohio law does provide, however, that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director provided that the director agrees to cooperate with the corporation concerning the matter and repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.
     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation, code of regulations or by contract, except with respect to the advancement of expenses of directors.
     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is no comparable provision, however, limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
     The Registrant’s Third Amended and Restated Code of Regulations provides that the Registrant will indemnify to the fullest extent permitted by law any director or officer made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving as a director, officer, partner, trustee, employee or agent at the request of the Registrant of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss, including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by such person in connection therewith.

     The Registrant has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained under Ohio law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct or willful disregard of duties) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
     Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policy, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act of 1933.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Exhibit Index at Page E-1 of this Registration Statement.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, this 15th day of August, 2005.

DATATRAK INTERNATIONAL, INC.
By:	/s/ Jeffrey A. Green
Jeffrey A. Green, President and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on August 15, 2005.

Signature	Title

/s/ Jeffrey A. Green Jeffrey A. Green	President and Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Terry C. Black Terry C. Black	Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/s/ Timothy G. Biro Timothy G. Biro	Director

/s/ Seth B. Harris Seth B. Harris	Director

/s/ Mark J. Ratain Mark J. Ratain	Director

/s/ Robert M. Stote Robert M. Stote	Director

/s/ Jerome H. Kaiser Jerome H. Kaiser	Director

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page
3.1	Sixth Amended and Restated Articles of Incorporation	(1)

3.2	Third Amended and Restated Code of Regulations of the Company	(2)

3.3	Amendment to Third Amended and Restated Code of Regulations	(2)

3.4	Amendment to Third Amended and Restated Code of Regulations	(1)

4.1	Specimen Common Share Certificate	(3)

4.2	Rights Agreement, dated September 2, 1997, between the Company and National City Bank as Rights Agent	(4)

4.3	2005 Omnibus Equity Plan	(5)

5.1	Opinion of Calfee, Halter & Griswold LLP regarding the validity of the securities being registered	*

23.1	Consent of Independent Registered Public Accounting Firm	*

23.2	Consent of Counsel (included in Exhibit 5.1)

(1)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 000-20699).

(2)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-20699).

(3)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-20699).

(4)	Incorporated by reference to the Company’s Registration Statement on Form 8-A filed with the Commission September 15, 1997 (File No. 000-20699)

(5)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2005 (File No. 000-20699).

*	Filed herewith.

E-1